Exhibit 8.2


                   [Sonnenschein Nath & Rosenthal Letterhead]



                                  June 14, 2001





     We have acted as tax counsel to Kansas City Southern Industries, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Company's Common Stock.

     In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Registration Statement on Form S-3, filed with the U.S. Securities and Exchange Commission (the "Commission") on May 16, 2001 pursuant to the Securities Act of 1933, and as amended on June 5, 2001 (the "Registration Statement"); and (ii) the Prospectus of the Company that was included in the Registration Statement on Form S-3, as declared effective by the Commission on June 5, 2001 (the "Prospectus").

     We have also participated in the preparation of the Supplement to the Prospectus for the Common Stock, filed on June 7, 2001, and forming a part of the Registration Statement (the "Prospectus Supplement"). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

     Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Common Stock set forth in the Registration Statement, the Prospectus and the Prospectus Supplement and certain other documents; (ii) the conformity of the Common Stock to the terms set forth in the Registration Statement, the Prospectus and the Prospectus Supplement; and
(iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. We also have assumed that the transactions related to the issuance of the Common Stock will be consummated in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement.

     Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that the discussion in the Prospectus Supplement under the heading "Material United States Tax Consequences to Non-U.S. Holders of our Common Stock" constitutes, in all material respects, a fair and accurate summary of the matters addressed therein, based on the assumptions stated or referred to therein; and

     We express no opinion concerning any tax consequences associated with the Common Stock other than those specifically set forth herein.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Common Stock, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or in accuracy that may occur or come to our attention.

     This opinion is furnished to you solely for your benefit in connection with the offering of the Common Stock and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                              Very truly yours,



                                              /s/ Sonnenschein Nath & Rosenthal


11292770v2